Exhibit 10.1

Amendment No. RI0355B

AMENDMENT

TO THE

MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of October 31, 2007, between FARM CREDIT SERVICES OF AMERICA, FLCA ("Farm Credit") and GREEN PLAINS RENEWABLE ENERGY, INC., Shenandoah, Iowa (the “Company”).

BACKGROUND

Farm Credit and the Company are parties to a Master Loan Agreement dated January 30, 2006, (such agreement, as previously amended, is hereinafter referred to as the “MLA”).  Farm Credit and the Company now desire to amend the MLA.  For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Farm Credit and the Company agree as follows:

1.

Section 8(A)(ii) of the MLA is hereby amended and restated to read as follows:

SECTION 8.

Representations and Warranties.

(A)

This Agreement.  The Company represents and warrants to Farm Credit and Agent that as of the date of this Agreement:

(ii)

Subsidiaries.  The Company has the following "Subsidiary(ies)" (as defined below):  Superior Ethanol, LLC and Essex Elevator, Inc.  For purposes hereof, a “Subsidiary” shall mean a corporation of which shares of stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation are owned, directly or indirectly, by the Company.

2.

Sections 9(H)(i) and (ii) of the MLA are hereby amended and restated to read as follows:

SECTION 9.

Affirmative Covenants.  Unless otherwise agreed to in writing by Agent while this agreement is in effect, the Company agrees to, and with respect to Subsections 9(B) through 9(G) hereof, agrees to cause each Subsidiary to:

(H)

Reports and Notices.  Furnish to Agent:

(i)

Annual Financial Statements.  As soon as available, but in no event more than 120 days after the end of each fiscal year of the Company occurring during the term hereof, annual consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries prepared in accordance with GAAP consistently applied.  Such financial statements shall:  (a) be audited by independent certified public accountants selected by the Company and acceptable to Agent; (b) be accompanied by a report of such accountants containing an opinion thereon acceptable to Agent; (c) be prepared in reasonable detail and in comparative form; and (d) include a balance sheet, a statement of income, a statement of retained earnings, a statement of cash flows, and all notes and schedules and consolidating schedules relating thereto as may reasonably be requested by Agent.

Amendment RI0355B to Master Loan Agreement RI0355

Green Plains Renewable Energy, Inc.

Shenandoah, Iowa

(ii)

Interim Financial Statements.  As soon as available, but in no event more than 30 days after the end of each month, a consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such month, a consolidated statement of income for the Company and its consolidated Subsidiaries for such period and for the period year to date, and such other interim statements, schedules and consolidating schedules as Agent may reasonably request, all prepared in reasonable detail and in comparative form in accordance with GAAP consistently applied and, if required by written notice from Agent, certified by an authorized officer or employee of the Company acceptable to Agent.

3.

Section 10 of the MLA is hereby amended and restated to read as follows:

SECTION 10.

Negative Covenants.  Unless otherwise agreed to in writing by Agent, while this agreement is in effect the Company will not and will not permit its Subsidiary Essex Elevator, Inc., to:

(A)

Borrowings.  Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money (including trade or bankers’ acceptances), letters of credit, or the deferred purchase price of property or services, except for:  (i) debt to Farm Credit; (ii) accounts payable to trade creditors incurred in the ordinary course of business; (iii) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (iv) debt of the Company to miscellaneous creditors, in an aggregate amount not to exceed $1,600,000.00 on terms and conditions satisfactory to Agent; and (v) debt of the Company to Superior Ethanol, LLC in an amount not to exceed $500,000.00, and all extensions, renewals and refinancings thereof.

(B)

Liens.  Create, incur, assume, or allow to exist any mortgage, deed of trust, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal (collectively, “Liens”).  The foregoing restrictions shall not apply to:  (i) Liens in favor of Farm Credit; (ii) Liens for taxes, assessments, or governmental charges that are not past due; (iii) Liens and deposits under workers' compensation, unemployment insurance, and social security Laws; (iv) Liens and deposits to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of business, as conducted on the date hereof; (v) Liens imposed by Law in favor of mechanics, materialmen, warehousemen, and like persons that secure obligations that are not past due; (vi) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; and (vii) Liens in favor of miscellaneous creditors to secure indebtedness permitted hereunder, with priority of such Liens acceptable to Agent.

(C)

Mergers, Acquisitions, Etc.  Merge or consolidate with any other entity or acquire all or a material part of the assets of any person or entity, or form or create any new Subsidiary or affiliate, or commence operations under any other name, organization, or entity, including any joint venture.

(D)

Transfer of Assets.  Sell, transfer, lease, or otherwise dispose of any of its assets, except in the ordinary course of business.

Amendment RI0355B to Master Loan Agreement RI0355

Green Plains Renewable Energy, Inc.

Shenandoah, Iowa

(E)

Loans and Investments.  Make any loan or advance to any person or entity, or purchase any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in any person or entity, or form or create any partnerships or joint ventures except: (i) trade credit extended in the ordinary course of business; and (ii) loans or advances by the Company to Superior Ethanol, LLC, in an aggregate principal amount not to exceed $500,000.00 at any one time outstanding.

(F)

Contingent Liabilities.  Assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any person or entity, except:  (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Company's business; and (ii) pursuant to the Company’s guarantee of the obligations of Essex Elevator, Inc., to Johnson Brothers Mills, Inc., in an aggregate principal amount not to exceed $500,000.00.

(G)

Change in Business.  Engage in any business activities or operations substantially different from or unrelated to the Company's planned business activities or operations as stated in its Operating Agreement.

(H)

Capital Expenditures.  Beginning with fiscal year ending 2008, expend, in the aggregate (combined for both the Company and Essex Elevator, Inc.), during any fiscal year more than $500,000.00 for the acquisition of fixed or capital assets (including all obligations under capitalized leases authorized under the terms of this agreement, but excluding obligations under operating leases).

(I)

Leases.  Create, incur, assume, or permit to exist any obligation as lessee under operating leases or leases which should be capitalized in accordance with GAAP for the rental or hire of any real or personal property, except: (i) leases which do not in the aggregate require the Company to make scheduled payments to the lessors in any fiscal year of the Company in excess of $100,000.00; (ii) leases of up to and including 100 railroad cars under terms and conditions acceptable to Agent; and (iii) the Company’s lease of the elevator from Essex Elevator, Inc., under terms and conditions acceptable to Agent.

(J)

Changes to Agreements, Contracts, Etc.  Amend or otherwise make any material changes to the Company’s Articles of Incorporation, Bylaws, ethanol and distillers grain marketing contracts, risk management policies, hedging or grain procurement contracts.

Amendment RI0355B to Master Loan Agreement RI0355

Green Plains Renewable Energy, Inc.

Shenandoah, Iowa

(K)

Dividends, Etc.  Declare or pay any dividends, or make any distribution of assets to the member/owners, or purchase, redeem, retire or otherwise acquire for value any of its equity, or allocate or otherwise set apart any sum for any of the foregoing, except that for each fiscal year of the Company, a distribution may be made to the Company’s members/owners of up to 40% of the net profit (according to GAAP) for such fiscal year after receipt of the audited financial statements for the pertinent fiscal year, provided that the Company has been and will remain in compliance with all loan covenants, terms and conditions.  Furthermore, with respect to fiscal year ending 2008 and each subsequent fiscal year, a distribution may be made to its members/owners in excess of 40% of the net profit for such fiscal year if the Company has made the required “Free Cash Flow” payment to Agent for such fiscal year as provided in Construction and Term Loan Supplement dated January 30, 2006, and numbered RI0355T01 and any renewals, restatements and amendments thereof, and will remain in compliance with all other loan covenant, terms and conditions.

4.

Section 11 of the MLA is hereby amended and restated to read as follows:

SECTION 11.

Financial Covenants.  Unless otherwise agreed to in writing, while this agreement is in effect:

(A)

Working Capital.  The Company and its Subsidiary Essex Elevator, Inc., will have at the end of each period for which financial statements are required to be furnished pursuant to Section 9(H) hereof, an excess of consolidated current assets over consolidated current liabilities (both as determined in accordance with GAAP consistently applied, but not including Superior Ethanol, LLC) of not less than:  (i) $3,000,000.00; and (ii) increasing to $6,000,000.00 effective May 31, 2008, and thereafter, except that in determining current assets, any amount available under the Construction and Revolving Term Loan Supplement hereto (less the amount that would be considered a current liability under GAAP if fully advanced) may be included.

(B)

Net Worth.  The Company and its Subsidiary Essex Elevator, Inc., will have at the end of each period for which financial statements are required to be furnished under Section 9(H) hereof an excess of consolidated total assets over consolidated total liabilities (both as determined in accordance with GAAP consistently applied, but not including Superior Ethanol, LLC) of not less than:  (i) $34,000,000.00; (ii) increasing to $35,500,000.00 effective May 31, 2008; and (iii) increasing to $37,500,000.00 at fiscal year ending 2008 and thereafter.

(C)

Debt Service Coverage Ratio.  The Company and its Subsidiary Essex Elevator, Inc., will have at the end of each fiscal year of the Company, effective with the fiscal year ending 2008, a "Debt Service Coverage Ratio" (as defined below) for that year of not less than 1.5 to 1.0.  For purposes hereof, the term "Debt Service Coverage Ratio" shall mean the following (all as calculated on a consolidated basis for the most current year-end in accordance with GAAP consistently applied, but not including Superior Ethanol, LLC): (i) net income (after taxes), plus depreciation and amortization; divided by (ii) all current portion of regularly scheduled long term debt for the prior period (previous year-end).

Amendment RI0355B to Master Loan Agreement RI0355

Green Plains Renewable Energy, Inc.

Shenandoah, Iowa

4.

Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF AMERICA, FLCA		GREEN PLAINS RENEWABLE ENERGY, INC.

By:	/s/ Kathryn Y. Frahm	By:	/s/ Wayne B. Hoovestol

Title:	VP Credit	Title:	President